ENGAGEMENT LETTER

This engagement letter (this "Agreement") is entered into as of November 25, 2020, among Shareholder Representative Services LLC ("SRS"), each Seller that signs this Agreement (each, a "Signing Seller"), the persons who are authorized to advise SRS with respect hereto (collectively, the members of the "Advisory Committee") and Lars Carl Fabian Qvist (the "Initial Representative"). Reference is made to that certain Share Exchange Agreement (the "Definitive Agreement") dated November 15, 2020, among GAN Limited ("Buyer"), Vincent Group p.l.c. (the "Company") and the Initial Representative. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Definitive Agreement. The parties hereby agree as follows:

Pursuant to Section 10.13(a) of the Definitive Agreement, the Initial Representative has elected to resign from his position as the Sellers' Representative and to appoint SRS as the successor Sellers' Representative, effective immediately upon: (i) the execution hereof by SRS, the Initial Representative, and the Advisory Committee members, (ii) the delivery of a notice and acknowledgment in substantially the form attached hereto as Exhibit A (the "Acknowledgment"), to Buyer pursuant to the terms of Section 10.13(b) of the Definitive Agreement; (iii) the receipt by SRS of an executed Acknowledgment from Buyer and (iv) the receipt by SRS of the Engagement Fee. The Signing Sellers shall execute this Agreement promptly following the execution hereof by SRS, the Initial Representative and the Advisory Committee members. The Sellers hereby appoint SRS as the successor Sellers' Representative and hereby assign to SRS the right to pursue causes of action that may arise in their favor in connection with the Definitive Agreement. The Signing Sellers and the Advisory Committee will cause the Company to wire to SRS upon the execution hereof an engagement fee of US$27,500 (the "Engagement Fee"). In the event that (i) a dispute arises that results in the initiation of a formal dispute resolution process (*i.e.*, litigation or arbitration); (ii) SRS's services are required to manage active, ongoing disputes for a period longer than one year past the initial expected escrow (or holdback) release date, or the applicable expiration date of any potential contingent payments (*i.e.*, earn-out, milestone or royalty consideration), as applicable; or (iii) another extraordinary situation arises that materially impacts the scope of SRS's engagement, SRS and the Advisory Committee will negotiate in good faith regarding an additional engagement fee (which may be payable to SRS from available expense funds). SRS may also from time to time submit invoices to the Advisory Committee covering Sellers' Representative Expenses, which shall be paid by the Sellers promptly following the receipt thereof. Upon the request of any Advisory Committee member, the Sellers' Representative shall provide such Advisory Committee member with an accounting and supporting documentation for all expenses and liabilities paid by SRS in its capacity as Sellers' Representative.

SRS shall be deemed the Sellers' Representative pursuant to the appointment set forth above and shall be entitled to all rights of indemnification, exculpation and protection from liability afforded the Sellers' Representative under the Definitive Agreement, at law or otherwise, for any and all actions or inactions it takes in connection with the transactions contemplated by the Definitive Agreement. Notwithstanding anything to the contrary in the Definitive Agreement, if not paid directly to SRS by the Sellers, SRS may recover any Sellers' Representative Expense from (i) the funds in the Sellers' Representative Escrow Amount and (ii) any other funds that become payable to the Sellers under the Definitive Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the foregoing allows SRS to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Sellers' Representative Expenses as they are suffered or incurred, nor does it prevent SRS from seeking any remedies available to it at law or otherwise. Notwithstanding anything to the contrary in the Definitive Agreement, SRS will incur no liability of any kind with respect to any action or omission by SRS in connection with SRS's services pursuant to the Definitive Agreement and any agreements ancillary thereto, except in the event of liability directly resulting from SRS's gross negligence, fraud, or willful misconduct. SRS shall not be liable for any action or omission made in good faith pursuant to the advice of counsel. Notwithstanding anything to the contrary in the Definitive Agreement, the Advisory Group, in each Person's capacity as such, will incur no liability of any kind with respect to any action or omission by the Advisory Group in connection with the Advisory Group's services pursuant to the Definitive Agreement and any agreements ancillary thereto, except in the event of liability directly resulting from the Advisory Group's gross negligence, fraud, or willful misconduct.

The Sellers will not receive any interest or earnings on the Sellers' Representative Escrow Amount and irrevocably transfer and assign to the Sellers' Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers' Representative will be fully liable for filing any tax returns related to such interest and earnings and shall be fully liable for any taxes due and owing on such interest and earnings. The Sellers' Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Notwithstanding anything to the contrary in the Definitive Agreement, as soon as practicable following the completion of SRS's responsibilities, SRS will deliver any remaining balance of the Sellers' Representative Escrow Amount to Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator (the "Paying Agent"), for further distribution to the Sellers in accordance with such Seller's Pro Rata Allocation.

Notwithstanding anything to the contrary in the Definitive Agreement, the Signing Sellers and the Advisory Committee acknowledge and agree: (i) the delivery of any amounts under the Definitive Agreement for the benefit of, and further distribution

to, the Sellers shall be made to the Paying Agent and not delivered directly to SRS; and (ii) any amounts payable (including, without limitation, the Net Adjustment Amount and any Indemnified Taxes) by the Sellers' Representative pursuant to the Definitive Agreement are the sole responsibility of the Sellers and SRS is agreeing to assume such provisions solely on behalf of the Sellers.

With respect to the SRS responsibilities set forth in Sections 9.02 and 9.03(c)(i) of the Definitive Agreement (collectively, the "Closing Matters"), the parties acknowledge and agree that SRS (i) is agreeing to such provisions solely for the convenience of the parties thereto and shall not be responsible for independently taking any action or making any decisions with respect to such matters, (ii) shall be entitled to rely solely upon directions from the Company and its legal counsel with respect thereto, and (iii) shall not be liable for any of its actions or omissions in connection with the Closing Matters and shall be indemnified by the Sellers for any losses, liabilities or expenses arising out of or in connection with the Closing Matters.

The Advisory Committee may, via majority vote, direct SRS in respect of any post-closing actions on behalf of the Sellers, subject to SRS's right to act in accordance with the Definitive Agreement and to exclude from decisions any person that it determines in good faith to be conflicted. In the absence of timely directives, SRS may act as it believes to be in the best interests of the Sellers. Without the prior written consent of SRS (which consent will not be unreasonably withheld, delayed or conditioned), the Advisory Committee will not disclose or use any information received from SRS unless required by law (after advance consultation with SRS); provided that the foregoing restriction will not apply to any information (i) that is or becomes part of the public domain through no fault of any member of the Advisory Committee, (ii) becomes available to any member of the Advisory Committee on a non-confidential basis from a source that was not known to have acquired such information on a confidential basis, or (iii) is disclosed to any Signing Seller who have a need to know such information, provided that such Signing Seller is subject to confidentiality obligations with respect thereto. In the event of any pending or threatened action, claim, dispute or other proceeding related to the Definitive Agreement, SRS and the Advisory Committee intend to consult with each other and have a commonality of interest with respect thereto and agree that it is their intention and understanding that sharing of information will not waive or diminish the continued protection of the attorney-client privilege, the work product doctrine or any other applicable privilege or doctrine. SRS may opt not to convey any information if SRS in good faith, in its reasonable discretion or upon the advice of legal counsel, determines that it could jeopardize the confidential treatment thereof.

SRS may be removed at any time by action of the Advisory Committee, acting via a majority-in-interest vote. SRS may resign (i) upon 30 days' notice in the event of circumstances preventing SRS from being able to reasonably continue to effectively serve, including amendments increasing SRS's responsibilities without its consent or failure to pay amounts due to SRS, or (ii) immediately in the event of any disputes or other issues arising in connection with the Closing Matters (it being understood that the scope of the services provided by SRS under the Definitive Agreement is intended to encompass only post-Closing matters). This Agreement is governed by New York law, may be executed in counterparts via email and may be amended by written agreement between SRS and the Advisory Committee. SRS is not a law or accounting firm and will not provide legal, accounting or tax advice. Any rights to a trial by jury are waived. The Signing Sellers and the Advisory Committee will deliver to SRS any documents reasonably requested. Any entity into which SRS is merged, converted or consolidated, or that acquires SRS or all (or substantially all) its assets, will be SRS under this Agreement. The prevailing party in any dispute hereunder will be entitled to reimbursement of reasonable costs incurred. Following the public announcement (if any), SRS may reference the parties as SRS clients and its service as the Sellers' Representative.

[*Signature pages follow.*]

SINCERELY,

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By: ______________________

Name: Sam Riffe
Its: Managing Director
Address: 950 17th Street, Suite 1400, Denver, CO, 80202
Email: deals@srsacquiom.com
Telephone: (303) 648-4085

ACKNOWLEDGED AND AGREED:

Sellers

**Note - Please provide contact information that is not owned or controlled by the target Company.*

YANNICK AS

By:______________________________
Name: Jan Arthur Svendsen
Its: Authorized Representative:
Address:
Email:
Telephone:

BRIDGE HOLDINGS LTD

By:______________________________
Name: Lars Carl Fabian Qvist
Its: Authorized Representative:
Address:
Email:
Telephone:

TECH SPOT OÜ

By:______________________________
Name: Darja Roos
Its: Authorized Representative:
Address:
Email:
Telephone:

SIGNING SELLER

TO BE FILLED IN IF THE SELLER IS A LEGAL PERSON	**TO BE FILLED IN IF THE SELLER IS A NATURAL PERSON**
Name of the legal person:	Name:
Registry code of the legal person:	
Name of the representative:	
Address of the legal person:	Address:
E-mail of the legal person:	E-mail:
Country of incorporation of the legal person:	Resident of the following Country:
Signature:	Signature:

Date: December __, 2020

ACKNOWLEDGED AND AGREED:

Advisory Committee

**Note - Please provide contact information that is not owned or controlled by the target Company.*

YANNICK AS

By: ______________________________
Name: Jan Arthur Svendsen
Its: Authorized Representative:
Address:
Email:
Telephone:

BRIDGE HOLDINGS LTD

By: ______________________________
Name: Lars Carl Fabian Qvist
Its: Authorized Representative:
Address:
Email:
Telephone:

TECH SPOT OÜ

By: ______________________________
Name: Darja Roos
Its: Authorized Representative:
Address:
Email:
Telephone:

Type text here

ACKNOWLEDGED AND AGREED:

LARS CARL FABIAN QVIST, AS INITIAL REPRESENTATIVE

By:________________________________
Name:
Its:
Address:

Email:
Telephone:

EXHIBIT A

FORM OF NOTICE AND ACKNOWLEDGMENT TO BUYER

November [ ], 2020

GAN Limited
400 Spectrum Centre Drive, Suite 1900
Irvine, CA 92618
Email: dsmurfit@gan.com Attention: Dermot Smurfit

Lars Carl Fabian Qvist
Doktor Holms Vei 37, 0787
Oslo, Norway
Email: fabian@kleingroup.no

Dear Sir or Madam,

Pursuant to (i) Section 10.13(a) of that certain Share Exchange Agreement (the "Definitive Agreement"), dated November 15, 2020 among GAN Limited, Vincent Group p.l.c. (the "Company") and Lars Carl Fabian Qvist (the "Initial Representative" pursuant to which the Sellers appointed the Initial Representative as their representative, agent and attorney-in-fact, notice is hereby provided on behalf of the Initial Representative of the resignation of the Initial Representative from his role as the Sellers' Representative and the appointment of Shareholder Representative Services LLC, a Colorado limited liability company, as the successor Sellers' Representative. By your signature hereto, you acknowledge and agree to the appointment of a successor Sellers' Representative to permit such appointment to be effective immediately. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Definitive Agreement.

Below is our contact information; please consider the notice information set forth in Section 10.08 of the Definitive Agreement replaced in its entirety with the contact information set forth below:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Telephone No.: (303) 648-4085
Facsimile No.: (303) 623-0294
Email: deals@srsacquiom.com

Please execute and return this acknowledgement to Shareholder Representative Services LLC at the address noted above.

Thank you for your assistance, and we look forward to working with you.

Sincerely,

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By: ____________________________________
Name:
Its:

ACKNOWLEDGED & AGREED as of the date first set forth above:

GAN LIMITED

By: ____
Name:
Its:

ACKNOWLEDGED & AGREED as of the date first set forth above:

LARS CARL FABIAN QVIST

By: ______________________________
Name: Lars Carl Fabian Qvist